Exhibit 5.2

July 29, 2025 Bank of Montreal 1 First Canadian Place 18th Floor Toronto, ON M5X 1A1 Dear Sirs/Mesdames:
Bank of Montreal – US$1,000,000,000 6.875% Fixed Rate Reset Limited Recourse Capital Notes, Series 6 (Non-Viability Contingent Capital (NVCC)) (Subordinated Indebtedness)

We have acted as Canadian counsel to Bank of Montreal (the “Bank”) in connection with the issue and sale today (the “Offering”) by the Bank of US$1,000,000,000 aggregate principal amount of its 6.875% Fixed Rate Reset Limited Recourse Capital Notes, Series 6 (Non-Viability Contingent Capital (NVCC)) (Subordinated Indebtedness) (the “Notes”) pursuant to an underwriting agreement dated July 21, 2025 (the “Underwriting Agreement”) among the Bank and BMO Capital Markets Corp., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Barclays Capital Inc. and Mizuho Securities USA LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”). The Notes are issuable under and pursuant to a subordinated debt securities indenture dated as of December 12, 2017 (the “Base Indenture”), between the Bank and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended and supplemented by the seventh supplemental indenture dated as of July 29, 2025 (the “Seventh Supplemental Indenture” and together with the Base Indenture, the “Indenture”), between the Bank and the Trustee. We have also acted as Canadian counsel to the Bank in connection with the issuance and sale on July 28, 2025 by the Bank of 1,000,000 Non-Cumulative 5-Year Fixed Rate Reset Class B Preferred Shares, Series 55 (Non-Viability Contingent Capital (NVCC)) of the Bank (the “Preferred Shares”) to Computershare Trust Company of Canada, as trustee (the “Limited Recourse Trustee”) of BMO LRCN Trust (the “Limited Recourse Trust”).

In accordance with the terms of a declaration of trust dated September 4, 2020, as may be supplemented, amended or restated from time to time, in respect of the Limited Recourse Trust made by the Limited Recourse Trustee, the Limited Recourse Trustee will hold the Preferred Shares as registered owner to satisfy the recourse of the holders of the Notes in respect of the Bank’s obligations under the Indenture. Upon the occurrence of a Recourse Event (as defined in the Indenture), the limited recourse trust assets held in the Limited Recourse Trust in respect of the Notes, which will initially consist of the Preferred Shares, will be delivered to the holders of the Notes.

The provisions attaching to the Preferred Shares (the “Share Terms”) provide that the Preferred Shares will convert, upon the occurrence of a Trigger Event (as defined in the Share Terms), into common shares in the capital of the Bank (each, a “Common Share”), subject to certain conditions as described in the Share Terms (an “NVCC Automatic Conversion”). If a Trigger Event occurs and the Preferred Shares are then held in the Limited Recourse Trust, then immediately following such NVCC Automatic Conversion, each holder of the Notes will be entitled to receive such holder’s proportionate share of the Preferred Shares then held in the Limited Recourse Trust and subsequently, the Common Shares issued in connection with such Trigger Event (other than any Dividend Common Shares (as defined in the Indenture)) will be delivered to each holder of the Notes, subject to certain conditions as described in the Indenture.

We are solicitors qualified to practice law in the Province of Ontario and we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

As Canadian counsel to the Bank, we have examined originals or copies, certified or otherwise authenticated to our satisfaction, of the following:

1.  the preliminary prospectus supplement dated July 21, 2025 (the “Preliminary Prospectus Supplement”), the final prospectus supplement dated July 21, 2025 (the “Final Prospectus Supplement”) and the base prospectus dated March 25, 2025 (the “Base Prospectus” and together with the Preliminary Prospectus Supplement and the Final Prospectus Supplement, the “Prospectus”);

2.  the Underwriting Agreement; and

3.  the Indenture.

In connection with the opinions expressed in this letter we have considered such questions of law and examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary or appropriate for the purposes of the opinions hereafter expressed, including the following documents:

1.  the by-laws of the Bank;

2.  officers’ certificates of the Bank as to resolutions of the directors of the Bank authorizing the Registration Statement filed with the U.S. Securities and Exchange Commission (the “Commission”) on Form F-3 on March 3, 2025 and Amendment No. 1 thereto dated March 25, 2025 (collectively, the “Registration Statement”), the Prospectus, the creation and issuance of the Notes and the Preferred Shares and other related matters; and

3. a Certificate of Confirmation dated July 28, 2025 issued by the Office of the Superintendent of Financial Institutions (Canada) in respect of the Bank (the “Certificate of Confirmation”).

We understand that the Registration Statement and the Prospectus were filed with the Commission in connection with the Notes and the Preferred Shares.

We have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic, facsimile or electronic copies.

In expressing the opinion in paragraph 1 as to the existence of the Bank, we have relied exclusively on the Certificate of Confirmation, which certificate we assume is accurate as of the date hereof.

The opinion expressed in paragraph 3 is based on the assumption that the Indenture has been duly authorized, executed and delivered by, and is enforceable in accordance with its terms against, the Trustee.

Based upon the foregoing, and subject to the qualifications expressed herein, we are of the opinion that:

1.  The Bank validly exists as a Schedule I bank under the Bank Act (Canada) and has the corporate power to own, lease and operate its properties, to conduct its business as described in the Prospectus, to create, issue and sell the Notes, to create, issue and deliver the Preferred Shares to the Limited Recourse Trustee, to issue and deliver the Common Shares into which the Preferred Shares may be converted upon an NVCC Automatic Conversion (as defined in the Share Terms), and to execute, deliver and perform its obligations under the Indenture.

2.  The creation, issuance, sale and delivery of the Notes have been duly authorized by the Bank and the Notes have been, to the extent issuance, execution and delivery are matters governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, duly issued, executed and delivered by the Bank. The creation, issuance, sale and delivery of the Preferred Shares have been duly authorized by the Bank and the Preferred Shares have been validly created and allotted and, payment therefor having been made to the Bank, have been validly issued and are outstanding as fully-paid and non-assessable shares of the Bank. All necessary corporate action has been taken by the Bank to authorize and reserve for issuance the Common Shares into which the Preferred Shares may be converted upon an NVCC Automatic Conversion (as defined in the Share Terms) and such Common Shares, when duly issued in accordance with the Share Terms, will be validly issued, fully-paid and non-assessable shares. The Notes, with respect to the provisions thereof governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, constitute a legal, valid and binding obligation of the Bank enforceable in accordance with their terms.

3.  The Indenture has been duly authorized, executed and, to the extent delivery is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, delivered by the Bank and, with respect to the provisions thereof governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, constitutes a legal, valid and binding obligation of the Bank enforceable in accordance with its terms.

4.  The execution and delivery by the Bank of, and the performance by the Bank of its obligations under, the Notes and the Indenture, the issuance and delivery of the Preferred Shares to the Limited Recourse Trustee, and the issuance and delivery of the Common Shares upon an NVCC Automatic Conversion (as defined in the Share Terms), do not contravene any existing provision of applicable law or result in a breach (whether after notice or lapse of time or both) of any of the terms, conditions or provisions of the Bank Act (Canada) or the by-laws of the Bank.

The opinions set forth in paragraphs 2 and 3 above as to the enforceability of the Notes and the Indenture, respectively, are subject to the qualifications that:

(i) enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally;

(ii)  enforceability may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; and

(iii)  enforceability will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and we express no opinion as to whether a court may find any provision of the Notes or the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act.

This opinion is rendered solely in connection with the transactions covered hereby, is limited to the matters stated herein, and no opinions may be implied or inferred beyond matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933.

Yours truly, /s/ Osler, Hoskin & Harcourt LLP